Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Globus Medical, Inc.

Anthony L. Williams hereby certifies that:

ONE: The original name of this company is Globus Medical, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was March 3, 2003. The Board of Directors of the company has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the company and declaring said amendment to be advisable. The requisite stockholders of the company have duly approved said proposed amendment in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The proposed amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

TWO: He is the duly elected and acting Vice President, Corporate Counsel and Secretary of Globus Medical, Inc., a Delaware corporation.

THREE: The Amended and Restated Certificate of Incorporation of this company filed with the Secretary of State of the State of Delaware on June 21, 2012, is hereby amended as follows:

1.	Section A of Article IV is hereby amended by adding a second and third paragraph which read as follows:

“Effective upon the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Company immediately prior to the Effective Time are reclassified into a smaller number of shares such that each two to five shares of issued Common Stock immediately prior to the Effective Time is reclassified into one share of Common Stock, the exact ratio within the two-to-five range to be determined by the board of directors of the Company prior to the Effective Time and publicly announced by the Company by press release. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the fair value of a share of Common Stock , as determined by the board of directors of the Company, immediately following the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

IN WITNESS WHEREOF, Globus Medical, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its Vice President, Corporate Counsel and Secretary this 30th day of July 2012.

GLOBUS MEDICAL, INC.

By:	/s/ Anthony L. Williams
Anthony L. Williams, Vice President, Corporate Counsel and Secretary